UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
AMENDED FILING


HUNTINGTON INGALLS INDUSTRIES INC
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
446413106
(CUSIP NUMBER)
12/31/2023
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

(X)  RULE 13D-1 (B)
( )   RULE 13D-1 (C)
( )   RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


CUSIP NO:446413106    13G         Page 2 of 5 Pages

1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION
    I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    0 SHARES

6.  SHARED VOTING POWER
    2,170,637

7.  SOLE DISPOSITIVE POWER
    0 SHARES

8.  SHARED DISPOSITIVE POWER
    2,853,990

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,855,786

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    7.19%

12. TYPE OF REPORTING PERSON
    HC

CUSIP NO:446413106    13G         Page 3 of 5 Pages

ITEM 1.
    (A) 	NAME OF ISSUER
      	HUNTINGTON INGALLS INDUSTRIES INC

(B) 	ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
4101 WASHINGTON AVENUE NEWPORT NEWS VA 23607 UNITED STATES

ITEM 2.
    (A) 	NAME OF PERSON FILING
        STATE STREET CORPORATION

    (B) 	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
        RESIDENCE
        STATE STREET FINANCIAL CENTER
        1 CONGRESS STREET, SUITE 1
        BOSTON, MA 02114-2016
        (FOR ALL REPORTING PERSONS)

    (C) 	CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
        ORGANIZATION) OF COVER PAGES

    (D) 	TITLE OF CLASS OF SECURITIES
	COMMON STOCK

    (E)	CUSIP NUMBER:
        446413106

ITEM 3.
        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
        OR (C), CHECK WHETHER THE PERSON FILING IS A:
        SEE ITEM 12(TYPE OF REPORTING PERSON) OF THE COVER PAGE
        FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS
        THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF
        THE COVER PAGES.
        SYMBOL        CATEGORY
          BK          	BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC           	INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                       	OF THE ACT
          IC           	INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                       	THE INVESTMENT COMPANY ACT OF 1940.
          IA           	AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                       	13D-1(B) (1) (II) (E).
          EP           	AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                       	ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC          	A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                       	ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA          	A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                       	OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP          	A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                       	AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE
                       	INVESTMENT COMPANY ACT OF 1940.

CUSIP NO:446413106    13G         Page 4 of 5 Pages

ITEM 4.   OWNERSHIP
          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
          NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE
























CUSIP NO:446413106    13G                  Page 5 of 5 Pages
ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


STATE STREET CORPORATION

ELIZABETH SCHAEFER
SENIOR VICE PRESIDENT, DEPUTY CONTROLLER


                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S SECURITIES. PLEASE
REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET BANK AND TRUST	 COMPANY				BK
SSGA FUNDS MANAGEMENT, INC. 					IA
STATE STREET GLOBAL ADVISORS EUROPE LIMITED			IA
STATE STREET GLOBAL ADVISORS LIMITED 				IA
STATE STREET GLOBAL ADVISORS TRUST COMPANY			IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA, LIMITED 			IA
STATE STREET GLOBAL ADVISORS (JAPAN) CO., LTD.			IA
STATE STREET GLOBAL ADVISORS ASIA LIMITED 			IA
STATE STREET GLOBAL ADVISORS, LTD. 					IA
STATE STREET GLOBAL ADVISORS SINGAPORE LIMITED 			IA


NOTE: ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES OF STATE STREET CORPORATION.